Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

T2 BIOSYSTEMS, INC.

T2 Biosystems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST:	That, the Board of Directors of the Company duly adopted resolutions by unanimous written consent in accordance with
Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, recommending and declaring advisable that the Restated Certificate of Incorporation of the Company be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the first sentence of Article FOURTH of the Restated Certificate of Incorporation of the
Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“That, effective on the filing of this Certificate of Amendment of Restated Certificate of Incorporation with the
Office of the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-50 reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each 50 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock
Split. In lieu thereof, (i) with respect to holders of one or more certificates which formerly represented shares of
Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the
Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of
Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share on the trading day immediately preceding the Effective Time as reported by The Nasdaq Capital Market (as adjusted to give effect to the Reverse Stock Split); provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (a) the total number of shares of Common Stock that were issued and outstanding immediately prior to the
Effective Time formerly represented by certificates that the holder is at the time surrendering and (b) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (ii) with respect to holders of shares of Common
Stock in book-entry form in the records of the Company’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of
Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive the
Fractional Share Payment automatically and without any action by the holder.

The total number of shares of capital stock which the Corporation shall have authority to issue is 410,000,000 shares consisting of (a) 400,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”)
and (b) 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

SECOND:	That, at an annual meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.

THIRD:	That, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 12th day of October, 2022.

T2 BIOSYSTEMS, INC.

By:	/s/ John Sperzel
John Sperzel
President & Chief Executive Officer